Exhibit 5.1




January 12, 2000


Board of Directors
Biomet, Inc.
P.O. Box 587
Airport Industrial Park
Warsaw, Indiana 46581-0587

Ladies and Gentlemen:

     We have acted as counsel to Biomet, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 4,763,454 of the common shares of the Company (the "Shares") issued to the holders of Class A common stock and Class B common stock of Implant Innovations International Corporation in connection with an Agreement and Plan of Merger by and among the Company, Palm Acquisition Corp., Implant Innovations International Corporation, Implant Innovations, Inc. and the Control Shareholders of Implant Innovations International Corporation, dated August 28, 1999 (the "Merger Agreement"), which Shares may be offered and sold by certain shareholders in resale transactions.

     In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

     27.  The Articles of Incorporation of the Company;

     28.  The Bylaws of the Company;

     29. Resolutions relating to the filing of the Registration Statement adopted by the Company's Board of Directors (the "Resolutions"); and

     30.  The Registration Statement.




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January 12, 1999

     For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (ii) that the Shares will be sold pursuant to the terms of the Registration Statement;
(iii) that the Resolutions will not be amended, altered or superseded before the issuance of the Shares and (iv) that no changes will occur in the applicable law or the pertinent facts prior to the sale of the Shares.

     Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are validly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Legal Matters" in the prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations relating thereto.

                                           Very truly yours,

                                           ICE MILLER DONADIO & RYAN



                                           /s/ Ice Miller Donadio & Ryan